UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2018

CHIPOTLE MEXICAN GRILL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32731	84-1219301
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1401 Wynkoop Street, Suite 500

Denver, CO 80202

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 595-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2018, the Compensation Committee of Chipotle’s Board of Directors made equity awards under the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan to Brian Niccol, Chief Executive Officer, Jack Hartung, Chief Financial Officer, Curt Garner, Chief Digital and Information Officer, and Scott Boatwright, Chief Restaurant Officer, as well as other eligible persons under the Stock Incentive Plan. The awards consist of performance shares and stock-only stock appreciation rights, or SOSARs, in amounts and with terms as set forth in the following table and further described below, and represent the long-term incentive portion of each recipient’s 2018 annual compensation. The awards to Mr. Niccol were also made in satisfaction of the terms of his previously-reported offer letter in connection with his joining Chipotle as Chief Executive Officer.

Executive Officer	SOSARs		Performance Shares
	Number of Shares	Exercise Price Per Share	Number of Shares at Target
Brian Niccol	21,439	$323.11(1)	9,285
Jack Hartung	14,742	$355.42(2)	5,571
Curt Garner	13,268	$355.42(2)	5,014
Scott Boatwright	8,354	$355.42(2)	3,157

(1) – equal to the closing price of Chipotle common stock on the grant date.

(2) – represents a 10% premium to the closing price of Chipotle common stock on the grant date.

The performance shares represent the right to receive shares of Chipotle common stock based on Chipotle’s achievement of specified levels of comparable restaurant sales increases over the three-year performance period from January 1, 2018 through December 31, 2020, and specified level of restaurant-level cash flow margins over the last two years of the performance period. The level of payout of the awards will be based on a matrix of the two performance measures, and will range from no payout for achievement below the threshold levels of achievement, to a payout of three times target for specified maximum levels of achievement. Vesting and payout of each award will be subject to the recipient’s continued employment through the end of the performance period, subject to potential pro-rata payout to the recipient or his or her estate in the event of termination due to death, disability or retirement, and to potential accelerated vesting in the event of a qualifying termination of employment within two years of specified change in control transactions.

Each SOSAR represents the right to receive shares of Chipotle common stock in an amount equal to (i) the excess of the market price of the common stock at the time of exercise over the exercise price of the SOSAR, divided by (ii) the market price of the common stock at the time of exercise. The exercise price of the SOSARs is equal to 110% of the closing price per share of Chipotle common stock on the date the committee approved the grants, except that the exercise price of the SOSARs granted to Mr. Niccol is equal to the closing price per share of Chipotle common stock on the date the committee approved the grants, as per Mr. Niccol’s offer letter. Earlier inducement and make-whole awards of SOSARs to Mr. Niccol included 25% and 10% exercise price premiums, per the terms of his offer letter. All of the SOSARs being reported herein are subject to vesting in equal amounts on the second and third anniversary of the grant date, subject to potential acceleration of vesting in the event of termination due to death, disability, retirement, or in the event of a qualifying termination of employment within two years of specified change in control transactions. Additionally, as per the terms of Mr. Niccol’s offer letter, the SOSARs granted to Mr. Niccol are also subject to potential acceleration of vesting in the event of our termination of Mr. Niccol’s employment without cause or by Mr. Niccol for good reason.

The foregoing descriptions of the equity awards do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements for each award, which are attached hereto as Exhibits 10.1, 10.2 and 10.3 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Index

Exhibit 10.1	Form of 2018 Performance Share Agreement

Exhibit 10.2	Form of 2018 CEO SOSARs Agreement

Exhibit 10.3	Form of 2018 Premium-priced SOSARs Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chipotle Mexican Grill, Inc.

April 3, 2018	By:	/s/ Jack Hartung
		Name:	Jack Hartung
		Title:	Chief Financial Officer